Appendix A

(Dated February 28, 2025)

Funds & Share Classes

Fund	Classes
North Square Core Plus Bond Fund	Class I
North Square Spectrum Alpha Fund	Classes A and I
North Square Preferred and Income Securities Fund	Class I
North Square Dynamic Small Cap Fund	Classes A and I
North Square Tactical Growth Fund	Classes A, C, and I
North Square Tactical Defensive Fund	Classes A, C, and I
North Square Multi Strategy Fund	Classes A and I
North Square RCIM Tax-Advantaged Preferred and Income Securities ETF	[no class designation]
Sphere 500 Climate Fund	[no class designation]
Fort Pitt Capital Total Return Fund	[no class designation]
North Square Strategic Income Fund	Classes A and I
North Square Select Small Cap Fund	Class I
North Square Altrinsic International Equity Fund	Class I
North Square McKee Bond Fund	Classes I and R6